John J. Shalam, Chairman of the Board, Remarks to 2014 Annual Shareholders Meeting

Thank you Glenn and welcome to our Fiscal 2014 Annual Meeting of Stockholders. Before I make any formal remarks on our business, I would first like to congratulate each of our Board members on their re-election today. Paul, Peter, Stan, Fred, Ari, Pat and Michael…all of you continue to play such an important role at VOXX…and your insights into the markets and our business have helped shape our future strategy. I am thankful for your leadership, your counsel and your friendships.

I would also like to congratulate our auditors, Grant Thornton, on their re-appointment. As we’ve expanded our operations across the world, the job you perform continues to expand and I know it has not been easy. On behalf of our management teams, I want to thank you for the support you have given us.

I know this is the annual meeting and my remarks should focus on the immediate past year and our outlook for the future, however I have been at the helm of this company since its inception and I would like to comment on the transition of this business since those early days.

•	In the last nearly 50 years, we have grown from a small car stereo company to a global consumer electronics giant.

•	Along the way we have acquired over 30 brands, some of which are world renowned like Klipsch, RCA, Acoustic Research and Jensen….and international brands like Heco and Magnat.

•	We have changed our business from being an OE purchaser to one where we now actually manufacture nearly 30% of all the products we sell.

•	We are global with offices around the world and over 2,000 employees.

•	We have partnered with powerhouse companies like Qualcomm, AT&T, Sirius Satellite Radio, just to name a few.

•	And we are at the forefront in new technologies like biometrics and action cameras.
This is what we have become and this is why I have confidence in the future. Fiscal 14 was not a normal year, while we performed mostly to plan we were hampered by elements beyond our control. We executed our strategy and strengthened our relationships with our retail and automotive partners, while driving innovation in our offerings…this bodes well for our future. All this was accomplished despite a disappointing fourth quarter…not only just for us, but for the consumer electronics industry at large- - driven by harsh weather conditions and softness at retail throughout the U.S., and to a degree, in Europe as well.

I echo Pat Lavelle’s remarks on our year-end investor call in May… we are building our business for the future. We continue to invest in our infrastructure to lower costs where we can, while also driving greater efficiencies in our operations. We’re developing new products across all three of our business segments, and have entered into new alliances with emerging technology companies which we believe, represent strong growth opportunities…with existing customers and with new ones. And, we continue to improve our balance sheet, paying down a substantial portion of our debt, while generating cash from operations to fund our business and our future growth.

I have decided not to spend time during this meeting reviewing numbers that are now months old. Our most recent results on the first quarter fiscal 2015 as well as the finals on fiscal 2014 are readily available on our website and in SEC filings should you need to revisit them. I prefer to concentrate on our direction and the plans we have for both the immediate and long term direction of our company.

On the Automotive side, we continue to make great strides and this segment now represents the most significant portion of our business. We maintained our market leading positions in rear-seat entertainment, satellite radio, digital tuners and antennas and we have a host of new products, both in market and coming to market soon, that should drive growth for years to come.

Our Car Connection telematics solution… a new technology we entered last year is retailing at Sears, at Pep Boys, and a host of other retailers and is now available at WalMart under the Straight Talk brand, bringing the total number of storefronts selling Car Connection to over 20,000 nationwide!

We’ve added a Car Connection Insurance Discount Program with three large insurance companies – Liberty Mutual, American Family and The General. Now consumers who purchase Car Connection can opt to have their driving data reviewed by approved insurance carriers and potentially save hundreds of dollars in insurance premiums.

We continue to make headway in our OE Group, creating VOXX Hirschmann this year to combine all of our OEM business units into one group to give us the opportunity to bring technologies developed by each, to our global OEM customer base. We have secured over $240 million in new business since we acquired Hirschmann a little over two years ago.
In the solutions business we continue to make progress in the development of our smart antenna…a solar powered antenna that is used for tracking. We are aligned with AT&T as our partner and are in the testing phase now and believe this product can open up new growth channels in transportation companies around the world.

Our Premium Audio segment will debut Reference Series at Best Buy and other premium sound specialists in the second quarter and the Jamo Concert Series at retail in the third quarter. These are high-end, ultra-premium surround sound systems and speakers that deliver an unparalleled listening experience.

Additionally, there will be three new soundbars under the Reference and Energy brands also introduced during the third quarter. And finally, in headphones, we recently received high brand rankings, number 3 and number 1 respectively in Time magazine and Men’s Health two premier lifestyle publications. This kind of recognition should help boost sales of these products as well.

We’re also starting to see growth in our professional and commercial installation speaker lines as the construction market slowly improves. We continue to invest in the Klipsch brand, sponsoring bands and music tours and we have expanded our endorsements with celebrities building Klipsch’s brand awareness with target consumers.

Our Consumer Accessories Segment has transitioned from lower margin products such as MP3’s and digital voice recorders and moved into new and more innovative categories such as wireless and Bluetooth speakers, power and charging products and the launch of our 808 Audio brand.

This year we also turned our attention to some new and emerging products and technologies…in new growth categories.

The first category is biometrics. We have both partnered with as the exclusive distributor in Europe and North America and invested $3Million dollars in EyeLock, a company that has developed iris-based security, the most secure security measure outside of your own DNA and the most convenient and secure way to authenticate an individual’s identity in the digital world.

We anticipate launch of myris at retail with the initial focus on the consumer but the retail channel is only one part of the story. We see tremendous opportunity on the enterprise side with financial institutions, hospitals, and industrial facilities for example, all of whom, are looking for safer security measures to protect information. In addition, we have received interest from several security companies that specialize in both residential and commercial perimeter security and they see an application for myris there as well.

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The second area is action cameras. We invested $3 million in EyeSee360 and also established an exclusive distribution agreement for North America. The 360 FLY action camera is the world’s first 360/240 degree camera that allows you to capture everything in front of you, behind you, to the sides of you…all in one shot. It’s great for action sports, but also the perfect for special engagements, like weddings and birthdays. These products launch this fall and as such should impact next year.

I can go on and on about products, but in the interest of time, I will focus my remaining remarks on our outlook. We provided guidance for sales of between $825 to $830 million, representing organic growth of about 3%, and an increase in gross margins to 29% or greater, free cash flow of $40 million or greater, and EBITDA between $54-$55 million with potential up-side if the U.S. economy shows signs of continued improvement.

To grow we must invest and we will continue to invest in engineering and R&D as well as promotion and marketing support. In Fiscal ’14, we improved our debt position by $65 million and have lowered our debt further since our year-end report. We intend to use cash from operations to pay down debt, fund expansion and potential acquisitions. We have strong working relationships with the banking community led by Wells Fargo and we will remain opportunistic on the M&A front.

I am the single largest shareholder of VOXX International and my interests are very much aligned with yours. I remain very confident in our ability to execute and grow our market positions. I want to thank all of our employees and our executive management teams for their continued support. You have all done remarkable jobs over the past several years in getting us to this next phase of our corporate evolution. You are among the best in the industry and my dear friends. Thank you. I’d also like to thank our shareholders for sticking with us and supporting us as well. We have a bright future at VOXX and I look forward to the years ahead.